AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement is made as of June 1, 2019 by and between THE TAIWAN FUND, INC., a corporation organized and existing under the laws of the state of Delaware (the “Fund”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Bank”).

WHEREAS, the Fund and the Bank entered into an Administration Agreement dated as of April 1, 1994 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Fund and the Bank desire to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.    Amendments.

(a)    Section 9 of the Agreement (Confidentiality) is hereby deleted in its entirety and replaced with the following:

“9.    Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9A below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Bank or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.”

(b)    A new Section 9A (Use of Data) is hereby added to the Agreement immediately following Section 9 of the Agreement as follows:

“9A.    Use of Data

(a)    In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Bank (which term for purposes of this Section 9A includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Bank or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)    Subject to paragraph (c) below, the Bank and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and the Bank or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Fund otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Bank and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Fund. The Fund agrees that Bank and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Bank’s compensation for services under this Agreement or such other agreement, and the Bank and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund.

(c)    Except as expressly contemplated by this Agreement, nothing in this Section 9A shall limit the confidentiality and data-protection obligations of the Bank and its Affiliates under this Agreement and applicable law. The Bank shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9A to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.”

(c)    Section 13 of the Agreement (Term and Termination) is hereby deleted in its entirety and replaced with the following:

“13.    Term and Termination

The Agreement shall remain in effect for a period of one year from the date first written above, and shall automatically continue in effect thereafter with respect to the Fund unless terminated by either party at the end of such period or thereafter without penalty to the Fund on ninety (90) days’ prior written notice to the other party. The Bank shall have the right to immediately terminate this Agreement upon termination of the Custodian Agreement dated as of August 27, 2010 by and between the Bank and the Fund. Upon termination of this Agreement, the Fund shall pay to the Bank such compensation as may be due under the terms hereof as of the date of such termination including reasonable out of pocket expenses incurred in connection with such termination.”

(d)    Section 14 of the Agreement (Notices) is hereby deleted in its entirety and replaced with the following:

“14.    Notices

All notices shall be in writing and deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender.

If to the Fund:	THE TAIWAN FUND, INC.
c/o State Street Bank and Trust Company 1 Lincoln Street (SUM 0703) Boston, MA 02111

Attention: Brian Link
Telephone: 617-662-1504

If to the Bank:	STATE STREET BANK AND TRUST COMPANY
c/o State Street Bank and Trust Company 1 Lincoln Street (SUM 0703) Boston, MA 02111

Attention: Brian Link
Telephone: 617-662-1504

(e)    Section 15 of the Agreement (Non-Assignability; Amendment) is hereby deleted in its entirety and replaced with the following:

“15    Assignment; Delegation; Amendment

This Agreement may not be assigned by (a) the Fund without the written consent of the Bank or (b) the Bank without the written consent of the Fund, except that the Bank may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Bank. The Bank shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Fund. The Bank shall be responsible for the acts and omissions of any such Delegate so employed as if the Bank had committed such acts and omissions itself. The Bank shall be responsible for the compensation of its Delegates.

This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.”

2.     Miscellaneous.

(a)    Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

(b)    Except as expressly amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

(c)    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

(d)    This Amendment shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws rules.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first written above.

THE TAIWAN FUND, INC.

By:	/s/ William C. Kirby
Name:	William C. Kirby
Title:	Chairman, Board of Directors

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President